NEWS BULLETIN	Re: [LOGO] [WORLDWIDE RESTAURANT CONCEPTS]
FROM:

FRB ¦ WEBER SHANDWICK FINANCIAL COMMUNICATIONS

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB ¦ WEBER SHANDWICK:
Keith Wall Vice President and CFO (818) 662-9800	Kim Forster Vice President, Planning (818) 662-9800	Linda Chien General Information (310) 407-6547	Tricia Ross Investor/Analyst Contact (310) 407-6540

FOR IMMEDIATE RELEASE

June 10, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. EXPANDS BOARD OF DIRECTORS

WITH APPOINTMENT OF DR. PEGGY CHERNG

SHERMAN OAKS, Calif.—June 10, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced today that Dr. Peggy Cherng, President and Chief Executive Officer of Panda Restaurant Group, has been appointed to the Company’s Board of Directors.

Dr. Cherng, along with her husband, founded the Panda family of restaurants, which includes Panda Express and Panda Inn, and is the largest Chinese foodservice provider in the United States. Dr. Cherng received a B.S. in Applied Mathematics from Oregon State University, and a M.S. in Computer Science and Ph.D. in Electrical Engineering from the University of Missouri. In addition to serving on several boards, including the National Restaurant Association, the United Way of Greater Los Angeles, East West Bancorp, and the Board of Visitors of the Peter F. Drucker School of Management at Claremont Graduate University, Dr. Cherng oversees Panda Cares, which provides food and volunteer services to local public schools and non-profit children’s organizations.

“We’re very pleased that Peggy has agreed to join our Board and share her wealth of restaurant management experience. She has successfully guided Panda Restaurant Group through many challenges and opportunities. Under her leadership, Panda Restaurant Group has leveraged the Panda brand into successful quick-service and upscale, full-service concepts and grown from a single family-run restaurant to a chain of more than 550 locations that spans 35 states, Puerto Rico and Japan. Her broad perspective will be a great asset as we continue to grow our Pat & Oscar’s® and Sizzler® brands,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc. The appointment of Dr. Cherng increases the size of the Board of Directors to eight members.

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FRB¦Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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